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                                                                     Exhibit 4.2



                                                                       EXHIBIT A

RESOLVED: That Pursuant to Articles SECOND and FIFTH of the Corporation's
          Amendment to Articles of Incorporation dated July 16, 1997, as further amended by the Corporation's Amendment to Articles of Incorporation dated October 14, 1997, the Board of Directors hereby creates and authorizes a series of Serial Preferred Stock (the "Preferred Stock") having the following relative rights and preference designations, voting powers and terms, in addition to those fixed by and set forth in such Articles SECOND and FIFTH:

         Section 1. DESIGNATION AND AMOUNT. The designation of such series of Preferred Stock shall be the 10.5% Repriced Convertible Exchangeable Preferred stock (herein the "Exchangeable Preferred Stock"). The number of issuable shares of Exchangeable Preferred Stock shall be 40,000.

         Section 2. RANK. All shares of Exchangeable Preferred Stock, both as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank prior to all of the Corporation's now or hereafter issued preferred stock, and senior to all of the Corporation's now or hereafter issued Common Stock or any other common stock of any class of the Corporation. The term "Common Stock" shall mean the Common Stock, $.01 par value per share, and the Class A Common Stock, $.01 par value per share, of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.

         Section 3. Dividends and Certain Restrictions. The holders of the Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds of the Corporation legally available therefor, dividends at a rate per share of 10.5% per annum, and no more, which shall be fully cumulative, shall accrue (whether or not declared or paid), shall compound quarterly, and shall be payable in cash on the fifth anniversary of the date of issuance of the Exchangeable Preferred Stock, or, at the option of the Company, in whole or in part on any January 1, April 1, July 1 or October 1 (except that if such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock transfer books of the Corporation on such record date, not more than 60 nor less than 10 days preceding the payment date for such dividend, as is fixed by the Board of Directors. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are obligated or authorized to close in New York, New York or in Boston, Massachusetts.

         On such dividend payment date all dividends which shall have accrued on each share of Exchangeable Preferred Stock outstanding on such dividend payment date shall accumulate and be deemed to become "due" but shall nonetheless be payable as set forth in the preceeding paragraph. If such dividends are not fully paid on such dividend payment date, such accrued dividends shall be added (solely for the purpose of calculating

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dividends payable on the Exchangeable Preferred Stock) to the Liquidation
Preference of the Exchangeable Preferred Stock effective at the beginning of the quarterly dividend compounding period next succeeding the dividend payment date as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof until such unpaid dividends have been paid in full. Dividends paid on shares of Exchangeable Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

         Unless all accrued and unpaid dividends on the Exchangeable Preferred Stock have been paid in cash, or declared and sums set aside for the payment thereof, dividends (other than in Common Stock or any other stock of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the Common Stock or on any other stock of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends. So long as any shares of Exchangeable Preferred Stock are outstanding, the Common Stock (or any rights, options or warrants to purchase Common Stock), any other stock or other equity interests (or rights, options or warrants to purchase such other stock or other equity interests) of the Corporation ranking junior to the Exchangeable Preferred Stock as to dividends or upon liquidation may not be redeemed, purchased or otherwise acquired for any consideration by the Corporation.

         The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock (or rights, options or warrants to purchase shares of stock or other equity interests) of the Corporation unless the Corporation could, under this Section 3, purchase or otherwise acquire such shares (or rights, options or warrants to purchase shares of stock) or units at such time and in such manner.

         Any reference to "distribution" contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         Section 4. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Exchangeable Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $1,000 per share, and no more (such sum, the "Liquidation Preference") before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Exchangeable Preferred Stock; provided, however, that such rights

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shall accrue to the holders of Exchangeable Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Exchangeable Preferred Stock (the "Senior Liquidation Stock") are fully met. If the assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met are not sufficient to pay an amount equal to the Liquidation Preference to the holders of outstanding shares of Exchangeable Preferred Stock and the liquidation preference to the holders of any other series of the Corporation's capital stock which may hereafter be created in accordance with Section 6(c) hereof having liquidation rights on a parity with the shares of Exchangeable Preferred Stock (the "Parity Liquidation Stock"), then the assets of the Corporation shall be distributed ratably among the holders of the Exchangeable Preferred Stock and the Parity Liquidation Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or offer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

         The holder of any shares of Exchangeable Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Exchangeable Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Exchangeable Preferred Stock to the Corporation free of any adverse interest. As in the case of the Redemption Price, no interest shall accrue on any payment upon liquidation after the due date thereof .

         Section 5. REDEMPTION. On the fifth anniversary of the date of issuance of shares of the Exchangeable Preferred Stock (the "Mandatory Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all shares of the Exchangeable Preferred Stock then outstanding at a redemption price (the "Redemption Price") equal to the Liquidation Preference per share, together with accrued and unpaid dividends to the redemption date. if, on the Mandatory Redemption Date, funds are not legally available to the Corporation for redemption of the shares of Exchangeable Preferred Stock, the Corporation shall redeem on such date, at the Redemption Price, that number of shares of Exchangeable Preferred Stock which it can lawfully redeem, and from time to time thereafter, as soon as funds are legally available, the Corporation shall redeem at the Redemption Price shares of Exchangeable Preferred Stock until the Corporation has redeemed the shares of Exchangeable Preferred Stock in full.

         The Corporation, at its option, may at any time, redeem, out of funds legally available therefor, in whole or from time to time in part, the Exchangeable Preferred Stock on any date set by the Board of Directors, for cash at the Redemption Price, together with accrued and unpaid dividends to the redemption date (subject to the right of the holder of record of shares of

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Exchangeable Preferred Stock on a record date for the payment of a dividend on the Exchangeable Preferred Stock to receive the dividend due on such shares of Exchangeable Preferred Stock on the corresponding dividend payment date, if such dividend payment date is prior to the date set for redemption); provided that the Exchangeable Preferred Stock may not be so redeemed prior to the Mandatory Redemption Date unless the closing price of the Common Stock for 45 consecutive trading days ending no more than 30 calendar days prior to the date notice of redemption is first mailed is at least 140% of the Adjusted IPO Price then in effect. The Adjusted IPO Price means $____ (as adjusted for the events specified in Section 11(3)(a) hereof).

         In case of the redemption of less than all of the then outstanding Exchangeable Preferred Stock, the Corporation shall select the shares of Exchangeable Preferred Stock to be redeemed in accordance with any method permitted by the national securities exchange on which the Exchangeable Preferred Stock is then listed, or if not so listed, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding, the foregoing, the Corporation shall not redeem less than all of the Exchangeable Preferred Stock at any time outstanding until all dividends accrued to such payment date upon all Exchangeable Preferred Stock then outstanding shall have been paid.

         Not more than 120 nor less than 90 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Exchangeable Preferred Stock to be redeemed, at such holder's address as it shall appear upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the then current Conversion Price, the place or places of payment and conversion and that payment or conversion will be made upon presentable on and surrender of the certificates) evidencing the shares of Exchangeable Preferred Stock to be redeemed or converted, and that the Exchangeable Preferred Stock may be converted at any time before the close of business on the redemption date.

         Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Exchangeable Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Exchangeable Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares. If such notice of redemption shall have been so mailed and if, on or prior to the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares so to

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be redeemed (as to be and continue to be available therefor), then on and after the redemption date, notwithstanding that any certificate for shares of the Exchangeable Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of the Exchangeable Preferred Stock with respect to which such notice shall have been mailed and such funds shall have been set aside shall be deemed to be no longer outstanding and all rights with respect to such shares of the Exchangeable Preferred Stock so called for redemption shall forthwith cease and terminate, except the fight of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof (including an amount equal to accrued and dividends to the redemption date) without interest thereon.

         The holder of any shares of Exchangeable Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Exchangeable Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Exchangeable Preferred Stock to the Corporation free of any adverse interests. No interest shall accrue on the Redemption Price of share of Exchangeable Preferred Interests after its redemption date.

         Section 6.     VOTING RIGHTS.

         (a) GENERAL. The holders of the shares of Exchangeable Preferred Stock shall vote together with the holders of the Common Stock (and any other class of equity securities which may similarly vote with the holders of the Common Stock as a single class) upon all matters upon which stockholders are entitled to vote and shall be entitled to a number of votes per share of Exchangeable Preferred Stock equal to the number of shares of Common Stock into which the shares of the Exchangeable Preferred Stock are convertible on the record date of the determination of stockholders entitled to notice of and to vote at such meeting; provided, however, that, other than as provided in
Section 6(b) below, the holders of Exchangeable Preferred Stock shall have no voting rights with respect to the election of directors, as to which the holders of the Common Stock shall (subject to Section 6(b) below) have exclusive voting rights as provided in the Articles of Incorporation of the Corporation. In addition, the holders of Exchangeable Preferred
Stock will have all voting rights required by law, and shall also have all special voting rights provided below. Any shares of Exchangeable
Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

         (b)  DEFAULT VOTING RIGHTS.

              (i) RIGHT TO ELECT DIRECTORS. Whenever dividends on the Exchangeable Preferred Stock shall be in arrears, or the Redemption Price (whether mandatory or optional) has not been paid in full when due, or an Event of Default (as hereinafter

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    defined), has occurred (A) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (B) the holders of the Exchangeable Preferred Stock (voting separately as a class) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears or such redemption price has not been paid in full. The right of the holders of the Exchangeable Preferred Stock to vote for such two additional directors shall remain vested until (x) payment in full of all accrued and unpaid dividends on the Exchangeable Preferred Stock has been made, or (y) payment in full of any Redemption Price (whether mandatory or optional) which has become due, or (z) the date on which such conversion is honored or such Event of Default has ceased to be continuing, at which time such rights shall terminate (subject in each case to revesting). An "Event of Default" shall occur if: (i) a default shall occur under any bond, debenture, note or other evidence of Indebtedness (as defined in the Securities Purchase Agreement (the "Agreement"), dated July 2, 1997, between the Corporation and Madeleine L.L.C., a copy of which is attached as Appendix I to the Statement of Resolution Establishing Shares filed by the Corporation with the Secretary of State of Maine on July 16, 1997) for money borrowed by the Corporation or any Restricted Subsidiary (as defined in the Agreement), which default shall have resulted in such Indebtedness becoming or being declared payable prior to the date on which it would otherwise have been due and payable (provided that the aggregate amount of such Indebtedness subject to acceleration exceeds $5 million), without such Indebtedness having been discharged, such acceleration having been rescinded or annulled or there having been deposited in trust a sum of money sufficient to discharge in full such Indebtedness; or (ii) the Corporation or any of its Subsidiaries (as defined in the Agreement) fails to pay any principal or interest when due under any bond, debenture, note or other evidence of Indebtedness for money borrowed (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness, has expired (provided that the amount of such Indebtedness, and any interest or premium thereon, exceeds $5 million).

              (ii) SPECIAL MEETING. Whenever such right shall vest, it may be exercised initially by the vote of the holders of a majority of the shares of the Exchangeable Preferred Stock present and voting, in person or by proxy, at a special meeting of holders of the Exchangeable Preferred Stock or at the next annual meeting of stockholders, or by written consent of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock without a meeting. Unless such action shall have been taken by written consent as aforesaid, a special meeting of the holders of the Exchangeable Preferred Stock for the exercise of such right shall be called by the Clerk of the Corporation as promptly as possible in compliance with applicable law and regulations, and in any event within 10 days after receipt of a written request signed

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    by the holders of record of at least 25% of the outstanding shares of the
    Exchangeable Preferred Stock, subject to any applicable notice requirements imposed by law or by any national securities exchange on which any Exchangeable Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter.

              (iii) TERM OF OFFICE OF DIRECTORS. Any director who shall have been elected by holders of the Exchangeable Preferred Stock shall hold office for a term expiring (subject to the earlier payment of all dividends and redemption payments (whether mandatory or optional) in arrears on the Exchangeable Preferred Stock) at the next annual meeting of stockholders and during such term may be removed at any time, either for or without cause, by and only by, the affirmative vote of the holders of record of a majority of the shares of the Exchangeable Preferred Stock, voting as a single class, present and voting, in person or by proxy, at a special meeting of such stockholders called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock, voting as a single class, and any vacancy created by such removal may also be filled at such meeting or by such written consent. A special meeting of the holders of the shares of the Exchangeable Preferred Stock for the removal of a director elected by the holders of the Exchangeable Preferred Stock and the filling of the vacancy created thereby shall be called by the Clerk of the Corporation as promptly as possible and in any event within 10 days after receipt of request therefor signed by the holders of not less than 25% of the outstanding shares of the Exchangeable Preferred Stock taken as a single class, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Exchangeable Preferred Stock is listed. Such meeting shall be held at the earliest practicable date thereafter.

              (iv) VACANCIES. Any vacancy caused by the death or resignation of a director who shall have been elected in accordance with this subparagraph (b) may be filled by the remaining director so elected or, if not so filled, by a vote of holders of one-third of the shares of the Exchangeable Preferred Stock present and voting as a single class, in person or by proxy, at a meeting of such holders of Exchangeable Preferred Stock called for such purpose, or by written consent without a meeting of the holders of record of a majority of the outstanding shares of the Exchangeable Preferred Stock as a single class. Unless such vacancy shall have been filled by the remaining director or by written consent as aforesaid, such meeting shall be called by the Clerk of the Corporation at the earliest practicable date after such death or resignation, and in any event within 10 days after receipt of a written request signed by the holders of record of at least 25% of the outstanding shares of the Exchangeable Preferred Stock taken as a single class.

              (v) STOCKHOLDERS' RIGHT TO CALL MEETING. If any meeting of the holders of the Exchangeable Preferred Stock required by this subparagraph
    (b) to be called shall not have been called within 10 days after personal service of a written request therefor

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    upon the Clerk of the Corporation or within 15 days after mailing the same within the United States of America by registered mail addressed to the Clerk of the Corporation at its principal office, subject to any applicable notice requirements imposed by law or any national securities exchange on which any Exchangeable Preferred Stock is listed, then the holders of record of at least 25% of the outstanding shares of the Exchangeable Preferred Stock may designate in writing a holder of a share of the Exchangeable Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders or such shorter notice (but in no event shorter than permitted by law or any national securities exchange on which the Exchangeable Preferred Stock is listed) as may be acceptable to the holders of a majority of the total number of shares of the Exchangeable Preferred Stock. Any holder of a share of the Exchangeable Preferred Stock so designated shall have access to the stock books of the Corporation relating solely to the Exchangeable Preferred Stock for the purpose of causing such meeting to be called pursuant to these provisions.

              (vi) QUORUM. At any meeting of the holders of the Exchangeable Preferred Stock called in accordance with the provisions of this subparagraph (b) for the election or removal of directors, the presence in person or by proxy of the holders of one-third of the total number of shares of the Exchangeable Preferred Stock as a single class shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

         (c) CLASS VOTING RIGHTS. So long as shares of the Exchangeable Preferred Stock are outstanding, the Corporation shall not, directly or indirectly or through merger or consolidation with any other person, without the affirmative vote or consent of the holders of at least a majority of all outstanding Exchangeable Preferred Stock, voting separately as a class,
(i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Articles of Incorporation or the By-laws of the Corporation, as amended, or prior to an exchange date, the Indenture (as hereinafter defined) (except for such amendments which can be made without the consent of the holders of the debentures pursuant to the terms of the Indenture) so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Exchangeable Preferred Stock or the rights of holders of the debentures (if issued), (ii) increase the authorized number of shares of the Exchangeable Preferred Stock, (iii) authorize or issue or increase the authorized amount of any additional class or series of stock (including any series of Preferred Stock), or any security convertible into stock of such class or series, ranking on a parity with or senior to the Exchangeable Preferred Stock as to dividends or as to rights upon liquidation, dissolution or winding up, or (iv) effect any reclassification of the Exchangeable Preferred Stock. In connection with any right to vote pursuant to this Section 6(c), each holder of Exchangeable Preferred Stock will have one vote for each share held. A class vote on the part

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of the Exchangeable Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Exchangeable Preferred Stock upon liquidation, dissolution or winding up of the Corporation; provided that so long as any of the shares of Exchangeable Preferred Stock are outstanding, the Corporation may not create any shares of any other class or series of stock that ranks junior to the Exchangeable Preferred Stock, unless the terms thereof provide that (A) dividends on such junior class or series of stock are payable solely in additional shares of such junior class or series of stock if cash dividends have not been paid on the Exchangeable Preferred Stock on the immediately preceding dividend payment date, and (B) such junior class or series of stock shall not be subject to any mandatory redemption or mandatory offer to purchase requirements prior to the Mandatory Redemption Date.

         Section 7. EXCHANGE. The shares of Exchangeable Preferred Stock are exchangeable at the option only of the Corporation in whole but not in part, on any January 1, April 1, July 1 or October 1, commencing January 1, 1998, for the 10.5% Repriced Subordinated Debentures due on the Mandatory Redemption Date (the "Debentures") of the Corporation, to be issued under an indenture (the "Indenture") substantially in the form attached hereto as APPENDIX I, between the Corporation and a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia authority, as trustee under the Indenture (the "Trustee"), as set forth therein and with such changes as may be required by law or usage. Holders of the outstanding shares of Exchangeable Preferred Stock will be entitled to receive $1,000 principal amount of the Debentures in exchange for each share of Exchangeable Preferred Stock held by them. On the date of the exchange, the Corporation shall pay an amount equal to accrued and unpaid dividends, at the Corporation's option, in cash or in Debentures (at the rate of $1,000 principal amount for each $1,000 in accrued and unpaid dividends) or in any combination thereof.

         No such exchange of Debentures for shares of Exchangeable Preferred Stock shall be made unless on or prior to the date on which such exchange is to be made (i) the Indenture shall have been executed and delivered by the Corporation and the Trustee and (ii) the Trustee shall have received an opinion of counsel, dated such exchange date, substantially to the following effect (together with appropriate assumptions or qualifications), with such changes therein as such Trustee shall approve:

         (1) the Corporation has duly authorized the exercise of its right to redeem the Exchangeable Preferred Stock in exchange for the Debentures and has exercised such option; (2) the Corporation has full corporate power and authority to enter into the Indenture and to perform its obligations under the Indenture and to issue and deliver the

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    Debentures and the shares of Common Stock issuable upon conversion thereof;
    (3) the Indenture has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding agreement of the Corporation enforceable against the Corporation in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general equitable principles); (4) the Debentures will, when issued in accordance with the terms of the Indenture, constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms
    (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general equitable principles) and are entitled to the benefits of the Indenture; (5) the shares of Common Stock issuable upon conversion of the Debentures have been reserved for issuance and upon such issuance will be duly issued, fully paid and non-assessable and free of pre-emptive rights; (6) no consent, approval, authorization or order of any court or governmental agency or body is required in connection with the issuance of the Debentures or the shares issuable upon conversion thereof except such as may be required under the blue sky laws of any jurisdiction and such other approvals (specified in such opinion) as have been obtained, and (7) the issuance of Debentures and the performance by the Corporation of its obligations under the Indenture (including the issuance of shares of Common Stock upon conversion of Debentures) will not be in conflict with or constitute a breach of or a default (with the passage of time or otherwise) under (w) the Articles of Incorporation or By-laws of the Corporation in effect at the date of such opinion, (x) the charter or by-laws of any subsidiary of the Corporation, which conflict, breach or default is material to the Corporation and its subsidiaries taken as a whole, in effect at the date of such opinion, (y) any agreement or instrument, known to such counsel and which is, individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole, to which the Corporation or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or (z) any statute, law or regulation known to such counsel and in effect at the date of such opinion to which the Corporation or any of its subsidiaries or any of their respective properties may be subject or any judgment, decree or order, known to such counsel, of any court or governmental agency or authority then in effect and applicable to the Corporation or any of its subsidiaries (which conflict, breach or default is, in the case of this clause (z), individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole).

         Upon such exchange (unless default shall be made by the Corporation in issuing Debentures in exchange for the outstanding shares of Exchangeable Preferred Stock on the exchange date), the rights of the holders of the Exchangeable Preferred Stock as stockholders of the Corporation shall cease (except the right to receive on the date of exchange an amount equal to the amount of accrued and unpaid dividends on the Exchangeable Preferred Stock to the date of exchange and the Debentures), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. The Corporation will mail to each holder of record of Exchangeable Preferred Stock, at such holder's last address as it shall appear upon the stock transfer books of the Corporation, written notice of its intention to exchange the Exchangeable Preferred Stock not less than 20 nor more than 60 days prior to the exchange date. Such notice shall state: (i) the exchange date, (ii) the place or places where certificates for such shares are to be surrendered for exchange for Debentures; and (iii) that dividends on the shares to be exchanged will cease to accrue on such exchange date. Upon surrender in accordance with said notice of the certificates for any shares to be exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Corporation will cause the Debentures to be authenticated and issued in exchange for such shares of Exchangeable Preferred Stock and to be mailed to the holder of the shares of Exchangeable Preferred Stock at such holder's address of record or such other address as the holder shall specify upon such surrender of such certificates.

         If on the exchange date the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on Exchangeable Preferred Stock, or if there shall not be legally available funds sufficient therefor, or if such exchange shall on such date be prohibited by applicable law, then no shares of the Exchangeable Preferred Stock shall be exchanged.

         Section 8. OUTSTANDING SHARES. For purposes of this Resolution, all shares of Exchangeable Preferred Stock shall be deemed outstanding except
(i) from the date fixed for redemption pursuant to Section 5, all shares of Exchangeable Preferred Stock that have been so called for redemption under
Section 5 if funds necessary for payment of the redemption price have been irrevocably deposited in trust, for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), with a corporation organized and doing business under the laws of the United States or any State or territory thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by Federal, State or District of Columbia or territorial authority; and (ii) from the date of registration of transfer, all shares of Exchangeable Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         Section 9. STATUS OF ACQUIRED SHARES. Shares of Exchangeable Preferred Stock redeemed by the Corporation, received upon exchange pursuant to
Section 7 or converted pursuant to Section 11, or otherwise acquired by the Corporation, will be restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of Exchangeable Preferred Stock.

         Section 10. PREEMPTIVE RIGHTS. The Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         Section 11.    CONVERSION.


         (1) Except as provided in the next succeeding sentence, each share of the Exchangeable Preferred Stock shall be convertible at any time at the option of the holder thereof into fully paid and non-assessable shares of Common Stock, $.01 par value per share, of the Corporation ("Conversion Stock") at the conversion price, determined as hereinafter provided, in effect at the time of conversion. Unless default be made in the payment in full of the Redemption Price and any accrued and unpaid dividends, shares of Exchangeable Preferred Stock called for redemption shall cease to be convertible into shares of Conversion Stock at the close of business on the Redemption Date. The price at which shares of the Conversion Stock shall be delivered upon conversion of shares of the Exchangeable Preferred Stock (hereinafter the "Conversion Price") shall be initially $_____ per share. The number of shares of Conversion Stock issuable upon conversion of a share of Exchangeable Preferred Stock is determined by dividing the Liquidation Preference of a share of Exchangeable Preferred Stock by the Conversion Price in effect on the Conversion Date (as hereinafter defined) and round the result to the nearest 1/100th of a share.
The Conversion Price shall be subject to adjustment as provided below. Upon conversion any accrued and unpaid dividends on the Exchangeable Preferred Stock shall be paid to the holder thereof, at the option of the Corporation, either
(i) in freely tradeable shares of Conversion Stock at the Conversion Price, or
(ii) in cash. If a holder converts more than one share at the same time, the number of full shares issuable upon the conversion shall be based upon the total number of shares converted.

         (2) In order to convert shares of the Exchangeable Preferred Stock into shares of Conversion Stock, the holder thereof shall surrender at the office of any transfer agent for the Exchangeable Preferred Stock (or in the absence of any transfer agent, the Corporation) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares. Shares of the Exchangeable Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion in accordance with the foregoing provisions (hereinafter the "Conversion Date"), and the person or persons entitled to receive shares of the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Conversion Stock at such time. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver at said office the certificate or certificates for the number of full shares of the Conversion Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of a share of Conversion Stock, as hereinafter provided, to the person or persons entitled to receive the same or to the nominee or nominees of such person or persons.

         (3)  The Conversion Price shall be subject to adjustment as follows:

         (a) In case the Corporation shall (i) pay a dividend in shares of either class of Common Stock to all holders of such class, (ii) make a distribution in shares of either class of Common Stock to all holders of such class, (iii) subdivide its outstanding Common Stock into a greater number of shares, or (iv) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any shares of Exchangeable Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Conversion Stock representing the percentage of all outstanding Common Stock which he or she would have owned had such Exchangeable Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend in shares or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

         (b) In case the Corporation shall issue rights or warrants to all or substantially all holders of its either class of Common Stock entitling them (for a period commencing no earlier than the record date described below and expiring not more than 60 days after such record date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the current market price per share of Common Stock (as determined in accordance with subsection (e) below) at the record date for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate Conversion Price of the convertible securities so offered) would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

         (c) In case the Corporation shall distribute to all or substantially all holders of any class of Common Stock any shares of capital stock of the Corporation (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any company other than the Corporation), or shall distribute to all or substantially all holders of any class of Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in subsection (b) above), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (as defined in subsection (e) below) of the Conversion Stock on the record date mentioned below less the fair market value on such record date (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive evidence of such fair market value) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date), and of which the denominator shall be the current market price per share (as defined in subsection (e) below) of the Conversion Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in subsection (b) above) ("Rights") pro rata to holders of any class of Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 11, make proper provision so that each holder of Exchangeable Preferred Stock who converts such Stock (or any portion thereof) after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of Conversion Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights and
(ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which the principal amount of the Security so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

         (d) In case the Corporation shall, by dividend or otherwise, at any time distribute (a "Triggering Distribution") to all or substantially all holders of any class of Common Stock cash in an aggregate amount that, together with the aggregate amount of any other cash distributions to all or substantially all holders of any class of Common Stock made within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no Conversion Price adjustment pursuant to this Section 11 has been made, exceeds 10% of the product of the current market price per share of Conversion Stock (determined in accordance with subsection (e) below) on the Business Day (the "Determination Date") immediately preceding the day on which such Triggering Distribution is declared by the Corporation multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in the treasury of the Corporation), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the

Determination Date by a fraction of which the numerator shall be the current market price per share of the Conversion Stock (as determined in accordance with subsection (e) below) on the Determination Date less the amount of cash so distributed within such 12 months (including, without limitation, the Triggering Distribution) applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Determination Date) and the denominator shall be such current market price per share of the Conversion Stock (as determined in accordance with subsection (e) below) on the Determination Date, such reduction to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

         (e)  For the purpose of any computation under subsections (b), (c) and
(d) of this Section 11(3), the current market price per share of Conversion Stock on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before (i) the Determination Date with respect to distributions under subsection (d) above or
(ii) the record date with respect to distributions, issuances or other events requiring such computation under subsection (b) or (c) above. The closing price for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, if the Conversion Stock is not listed or admitted to trading on the New York Stock Exchange ("NYSE"), on the principal national securities exchange on which the Conversion Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sales price of the Conversion Stock as quoted by NASDAQ or, in case no reported sales takes place, the average of the closing bid and asked prices as quoted by NASDAQ or any comparable system or, if the Conversion Stock is not quoted on NASDAQ or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If no such prices are available, the current market price per share shall be the fair value of a share of Conversion Stock as determined by the Board of Directors of the Corporation.

         (f) In any case in which this Section 11 shall require that an adjustment be made following a record date or a Determination Date, as the case may be, established for purposes of this Section 11, the Corporation may elect to defer (but only until five Business Days following the mailing by the Corporation to the holders of the Notice of Adjustment described in subsection
(i) below) issuing to the holder of any Exchangeable Preferred Stock converted after such record date or Determination Date the shares of Conversion Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of Conversion Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Corporation of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date, effective date or Determination Date therefor is not thereafter made or paid by the Corporation for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date had not occurred.

         (g) NO ADJUSTMENT. No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         No adjustment need be made for a transaction referred to in (a), (b),
(c) or (d) above if all holders of Exchangeable Preferred Stock are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Corporation shall give 30 days prior notice to the transfer agent and to the holders of the Exchangeable Preferred Stock of any such determination.

         No adjustment need be made for rights to purchase Common Stock or issuances of Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest.

         No adjustment need be made for a change in the par value or a change to no par value of the Common Stock.

         To the extent that the Exchangeable Preferred Stock becomes convertible into the right to receive cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

         (h) ADJUSTMENT FOR TAX PURPOSES. The Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required other provisions of this Section 11, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Corporation to its shareholders shall not be taxable; provided that no such reduction shall give rise to a right of the Corporation to optionally redeem the Exchangeable Preferred Stock pursuant to Section 5.

         (i) NOTICE OF ADJUSTMENT. Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of the Exchangeable Preferred Stock and to the transfer agent a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment.

         (j)  NOTICE OF CERTAIN TRANSACTIONS.

         In the event that:

         (1) the Corporation takes any action which would require an adjustment in the Conversion Price;


         (2) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and shareholders of the Corporation must approve the transaction; or

         (3)  there is a dissolution or liquidation of the Corporation,

the Corporation shall mail to holders of the Exchangeable Preferred Stock and to the transfer agent a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least ten days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this
Section 11(3)(j).

         (k) EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE ON CONVERSION PRIVILEGE.

         If any of the following shall occur, namely: (a) any reclassification or change of shares of Conversion Stock issuable upon conversion of the Exchangeable Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in (a), (b) or (c) above); (b) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale or conveyance of all or substantially all of the assets of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, ensure that effective provision be made in the certificate of incorporation of the resulting or surviving corporation or otherwise that each holder of Exchangeable Preferred Stock then outstanding shall have the right to convert such Exchangeable Preferred Stock into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Conversion Stock deliverable upon conversion of such Exchangeable Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance, and that the Conversion Price shall continue to be subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this
Section 11. If in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Conversion Stock include shares of stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then effective provision shall also be made in the certificate of incorporation of such other corporation or otherwise of such additional antidilution provisions as are necessary to protect the interests of the holders of the Exchangeable Preferred Stock by reason of the foregoing.
The provisions of this Section 11(3)(k) shall similarly apply to successive consolidations, mergers, sales or conveyances.

         Section 12. REPORTS. So long as the Exchangeable Preferred Stock remains outstanding, the Corporation shall cause its annual reports to stockholders and any quarterly or other financial reports and information furnished by it to stockholders pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be mailed to the holders of the Exchangeable Preferred Stock (contemporaneously with the mailing of such materials to the Corporation's stockholders) at their addresses appearing on the books of the Corporation. If the Corporation is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, it shall cause its financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a nationally recognized firm of independent certified public accountants), a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and such other information which the Corporation would otherwise be required to include in annual and quarterly reports filed under the Exchange Act, to be mailed to the holders of the Exchangeable Preferred Stock, within 120 days after the end of each of the Corporation's fiscal years and within 60 days after the end of each of its first three fiscal quarters.

         Section 13. ADDITIONAL AND SUPPLEMENTARY RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS. In addition to the matters contained herein, the Exchangeable Preferred Stock shall have such additional or supplementary rights, and be subject to such additional or supplementary qualifications, limitations and restrictions as are set forth in the Agreement and made expressly applicable to the Exchangeable Preferred Stock.

         Section 14. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.